Exhibit 10.11
FISCAL 2016 EXECUTIVE OFFICER BONUS PLAN AND EQUITY COMPENSATION

Bonus Plan

For the twelve month period ending June 30, 2016, each executive officer of Cardiovascular Systems, Inc. (the “Company”) is eligible to receive cash incentive compensation pursuant to the Fiscal 2016 Executive Officer Bonus Plan (the “Bonus Plan”) as follows:

Revenue and Adjusted EBITDA Goals

Receipt of cash incentive compensation for fiscal 2016 is based on the Company’s achievement of revenue and adjusted EBITDA financial goals for fiscal 2016. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation, in addition to an add-back of depreciation and amortization. Target bonus amounts are weighted 67% for the revenue goal and 33% for the adjusted EBITDA goal. Target bonus levels as a percentage of base salary are 100% for the President and Chief Executive Officer, 75% for the Chief Operating Officer, 60% for the Chief Financial Officer, and 50% for the other executive officers. Depending upon the Company’s performance against the goals, participants are eligible to earn 50% to 200% of each of the adjusted EBITDA and revenue portions of their target bonus amount. The Bonus Plan criteria are the same for all of the executive officers.

Management by Objective Targets

The Bonus Plan also provides “management by objective” (“MBO”) targets related to certain predetermined milestones for fiscal 2016 relating to sales productivity and regulatory milestones. Achievement of the MBO targets could result in additional cash bonuses to executive officers for each target achieved of 5.0% of their annual base salaries, up to a total of 15.0% of their annual base salaries. The Compensation Committee also has authority to grant additional discretionary cash bonuses of up to 20% of annual base salary for any executive officer.

Equity Compensation

Additionally, each executive officer of the Company received the following grants of restricted stock on August 10, 2015:

Name/Title	Time-Based	Revenue Growth	Stockholder Return
David L. Martin President and Chief Executive Officer	37,358	56,036	56,036
Laurence L. Betterley Chief Financial Officer	14,032	21,048	21,047
Kevin Kenny Chief Operating Officer	12,749	19,124	19,123
Robert J. Thatcher Chief Healthcare Policy Officer	10,208	15,312	15,312
Paul Koehn Senior Vice President of Quality and Operations	6,945	10,418	10,417

The amount of restricted stock granted to each executive officer is based upon the target equity grant for each executive officer divided by the closing price per share of the Company’s common stock on August 10, 2015; however, the restricted stock grants that vest based on revenue growth and total stockholder return provide the executive officer the opportunity to earn up to 200% of the target number of shares if performance goals are satisfied, and the grants set forth above represent such maximum amount and any shares not earned will be forfeited upon confirmation of performance achievement. Target equity grants as a percentage of base salary are 350% for the President and Chief Executive Officer, 225% for the Chief Financial Officer, 175% for the Chief Operating Officer and Chief Healthcare Policy Officer, and 125% for the other executive officers. The restricted stock grants under the column above titled (i) “Time-Based” will vest in equal installments of 1/3 on each of the first three anniversaries of August 13, 2015; (ii) “Revenue Growth” will vest based on the Company’s revenue growth versus the Company's peer group; and (iii) “Stockholder Return” will vest based on the Company’s total stockholder return versus the Company's peer group.